Exhibit 99.1

State Street Corporation Achieves Third-Quarter EPS up 11% on Revenue Gain of 9%
 Driven by Solid Performance in Servicing and Management Fees Compared to 2005
                Expenses Decline 7% from Second Quarter of 2006

    BOSTON--(BUSINESS WIRE)--Oct. 17, 2006--State Street Corporation announced today third-quarter earnings per share of $0.83, an increase of 11% from $0.75 earnings per share from continuing operations in the third quarter of 2005. The third-quarter 2006 results include a cumulative gain of $15 million, or $0.03 per share, in trading services revenue related to the Corporation's tax-exempt investment programs. The comparative 2005 results included a $16 million, or $0.03 per share gain from the final settlement of the 2003 sale of the Corporation's Private Asset Management business. Revenue of $1.5 billion in the third quarter of 2006 is up 9%, or $127 million, compared to $1.4 billion in the year-ago quarter. Total expenses in the third quarter of 2006 of $1.1 billion are up 8%, or $82 million, compared to $1.0 billion in the year-ago quarter. For the third quarter of 2006, return on shareholders' equity is 16.4%, compared to 15.9% from continuing operations in the third quarter of 2005.

    Ronald E. Logue, State Street's chairman and chief executive officer, said, "In the third quarter, we saw seasonal declines in securities finance and trading services revenue, down from the very strong second quarter. Our continuing efforts in managing expenses resulted in a significant decline in costs, partially offsetting the decline in revenue."

    Logue continued, "Compared to a strong quarter a year ago, the third-quarter results demonstrated the continuing growth in our servicing and management fee revenue, increasing 10% and 27%, respectively. These results were fueled by new wins, solid cross-selling to existing customers, as well as ongoing product innovation. We achieved modest positive operating leverage compared to the year-ago quarter. For the nine months revenues were up 16% and expenses increased 12%, also resulting in significant positive operating leverage."

    Looking forward, Logue concluded, "Through nine months we are performing above the high end of our ranges for revenue, earnings per share, and return on equity, all on an operating basis excluding the second-quarter tax charges. We expect that we will moderately exceed the high end of the ranges we established for the full year."

    THIRD-QUARTER RESULTS VS. YEAR-AGO QUARTER

    Servicing fees are up 10%, to $685 million from $620 million in last year's third quarter. The increase is attributable to new business from existing and new customers in 2006 and higher average equity market valuations. Total assets under custody are $11.3 trillion, up 15%, compared with $9.8 trillion in the year-ago quarter. Daily average values for the S&P 500 Index are up 5% from the third quarter of 2005; daily average values for the MSCI(R) EAFE Index(SM) are up 19%. The average values for the NASDAQ are down slightly, less than 1%.

    Investment management fees, generated by State Street Global Advisors, are $238 million, up 27% from $188 million a year ago. Management fees reflect continued new business, increased performance fees, and an increase in average month-end equity valuations. Total assets under management are $1.6 trillion, up 16%, compared to $1.4 trillion the previous year.

    Trading services revenue, which includes foreign exchange trading revenue and brokerage and other fees is $171 million for the quarter, down 3% from $176 million in an unusually strong quarter a year ago. Excluding the cumulative gain, trading services revenue would be down 11%. The decrease is driven by weaker brokerage volumes, as well as lower FX volatility.

    Securities finance revenue is $87 million in the quarter, up 18% compared to $74 million in the year-ago quarter, reflecting an increase in volume and new business.

    Processing fees and other revenue are down 16%, or $12 million, at $65 million, compared to $77 million a year ago, primarily due to lower customer activity.

    Net interest revenue on a fully taxable-equivalent basis is $275 million, an increase of $30 million, or 12% from $245 million a year ago. The increase in net interest revenue is due to a favorable mix in non-US deposits, an increase in non-U.S. rates, as well as growth in the balance sheet due to customer activity levels. Net interest margin increased to 1.22% from 1.10% a year ago.

    Expenses increased from $1,008 million to $1,090 million, up $82 million, or 8%. Salaries and benefits expenses are up 13% to $639 million, primarily attributable to additions to headcount, incentive compensation due to improved year-to-date performance, and increases in benefits. The increase in expenses also includes higher transaction processing services, up 9% to $121 million, due to higher volumes. Expenses for information systems & communications increased $4 million, or 3%, to $121 million. Occupancy expense decreased 5%, or $5 million, to $91 million. Other expenses are flat at $118 million.

    The effective tax rate for the quarter is 34.6% compared with 34.0% in the third quarter of last year.

    THIRD-QUARTER RESULTS VS. SECOND QUARTER

    Third-quarter net income per share of $0.83 compares to net income per share from continuing operations of $0.68 per share which includes $.25 per share for tax charges in the second quarter. Net income in the third quarter of $0.83 per share would compare to $0.93, excluding these charges. Total revenue in the third quarter of $1.5 billion is down $136 million, or 8% versus $1.7 billion in the second quarter. Total expenses are $1.1 billion, down 7%, or $86 million, versus $1.2 billion in the second quarter. For the third quarter of 2006, return on shareholders' equity is 16.4% compared to 19.2% in the second quarter, excluding the tax charges.

    Servicing fees are flat at $685 million due to slightly improved average market valuations and new business, offset by lower transaction volumes. Management fees are up 3% to $238 million principally due to performance fees, new business and slightly higher month-end equity valuations. Trading services revenue declined 34% to $171 million due to seasonal weakness in foreign exchange and brokerage. Excluding the cumulative gain, trading services revenue would have been down 40%. Securities finance revenue decreased 32%, from $128 million to $87 million, due to seasonally high volumes in the second quarter. Processing fees and other declined 12% from $74 million to $65 million due to lower customer activity. Net interest revenue on a fully taxable-equivalent basis was flat at $275 million, compared to the second quarter.

    All expense categories declined compared to the second quarter. Salaries and employee benefits expense total $639 million, a decline of $45 million, or 7%, from $684 million, attributable primarily to reductions in incentive compensation. Transaction processing services expense decreased $13 million, or 10%, to $121 million due to reduction in volumes. Information systems and communication expense was down 6%, or $8 million, to $121 million and occupancy expense was down 4%, or $4 million, to $91 million. Other expenses are down $16 million, or 12%, from $134 million to $118 million due to continuing emphasis on cost containment.

    ADDITIONAL INFORMATION

    All per share amounts represent diluted earnings per share.

    The newly issued FAS 158, Employers' Defined Benefit Pension and Other Postretirement Plans requires that we account for differences between plan assets and projected benefit obligations as of December 31, 2006, on our balance sheet. In the fourth quarter we expect to record approximately $160 million to $170 million as an after-tax reduction to accumulated other comprehensive income in order to comply with FAS 158. This range assumes relative stability of capital markets in the fourth quarter.

    INVESTOR CONFERENCE CALL

    State Street will webcast an investor conference call today, Tuesday, October 17, 2006, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 719/457-2617 (confirmation code 8294545). Recorded replays of the conference call will be available on the web site, and by telephone at +1 402/220-4230, beginning at 2:00 PM today. This press release and additional financial information is available on State Street's website, at www.statestreet.com/stockholder, under "Financial Reports."

    State Street Corporation (NYSE: STT) is the world's leading specialist in providing institutional investors with investment servicing, investment management and investment research and trading. With $11.3 trillion in assets under custody and $1.6 trillion in assets under management, State Street operates in 26 countries and more than 100 geographic markets worldwide and employs 21,500 worldwide. For more information, visit State Street's web site at www.statestreet.com or call 877/639-7788 (NEWS STT) toll-free in the United States and Canada, or +1 202/266-3340 outside those countries.

    This news announcement contains forward-looking statements as defined by United States securities laws, including statements about the financial outlook and business environment. Those statements are based on current expectations and involve a number of risks and uncertainties, including those related to changes in interest rates, the value of global and regional financial markets, the extent of volatility in currency markets, the pace of cross-border investment activity, the pace at which State Street adds new clients or at which existing clients use additional services, State Street's business mix, State Street's success at integrating and converting acquisitions into its business, the pace of worldwide economic growth and rates of inflation, the dynamics of markets State Street serves, and consolidations among clients and competitors. Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements, are set forth in State Street's 2005 Annual Report on Form 10-K, particularly in Item 1A, "Risk Factors," and the Corporation's subsequent SEC filings which should be read before making any investment decision. The forward-looking statements contained in this press release speak only as of the date hereof, October 17, 2006, and the Corporation will not undertake efforts to revise those forward-looking statements to reflect events after this date.




                        Press Release Addendum

                         Financial Highlights
                          September 30, 2006

                                    Quarters Ended          % Change
                            ----------------------------- ------------



(Dollars in millions,
 except per share            September  June    September  Q3    Q3
 information or where           30,      30,       30,      vs.   vs.
 otherwise indicated)          2006      2006     2005      Q2    Q3
--------------------------- ---------- ------- ---------- ------ -----

Total Revenue               $   1,515  $1,651  $   1,388    (8)%   9 %
Total Expenses                  1,090   1,176      1,008    (7)    8
Income Tax Expense                147     248        130   (41)   13
Income from Continuing
 Operations                       278     227        250    22    11
Loss from Discontinued
 Operations                         -       -       (107)
Net income                        278     227        143    22    94

Diluted Earnings Per Share:
  From Continuing
   Operations               $     .83  $  .68  $     .75    22    11
  From Discontinued
   Operations                       -       -       (.32)
  Net Income                      .83     .68        .43    22    93

Closing Price Per Share of
 Common Stock               $   62.40  $58.09  $   48.92
Cash Dividends Declared Per
 Share                            .20     .20        .18

Return on Equity from
 Continuing Operations           16.4  % 14.0  %    15.9  %
Return on Equity                 16.4    14.0        9.1

Assets Under Custody (AUC)
 (in trillions)             $   11.27  $10.86  $    9.80
Assets Under Management
 (AUM) (in trillions)            1.63    1.53       1.41




                                         Nine Months Ended   % Change
                                        ------------------------------



                                        September  September   2006
(Dollars in millions, except per share     30,        30,      vs.
 information)                             2006       2005      2005
------------------------------------------------- --------------------

Total Revenue                             $4,689  $   4,057       16 %
Total Expenses                             3,362      3,002       12
Income Tax Expense                           540        359       50
Income from Continuing Operations            787        696       13
Income (Loss) from Discontinued
 Operations                                   10       (107)
Net Income                                   797        589

Diluted Earnings Per Share:
  From Continuing Operations              $ 2.35  $    2.08       13
  From Discontinued Operations               .03       (.32)
  Net Income                                2.38       1.76

Cash Dividends Declared Per Share         $  .59  $     .53       11

Return on Equity from Continuing
 Operations                                 16.0  %    15.1 %
Return on Equity                            16.2       12.8




                       STATE STREET CORPORATION
                        Press Release Addendum

                    SELECTED FINANCIAL INFORMATION
       Periods ended September 30, 2006 and September 30, 2005


                                                Quarters Ended
                                        ------------------------------
                                        September September
                                            30,       30,
(Dollars in millions, except per share
 information)                             2006       2005    % Change
----------------------------------------------------------------------

Fee Revenue:
Servicing fees                           $    685  $    620       10 %
Management fees                               238       188       27
Trading services                              171       176       (3)
Securities finance                             87        74       18
Processing fees and other                      65        77      (16)
                                        --------------------
  Total fee revenue                         1,246     1,135       10

Net Interest Revenue:
Interest revenue                            1,103       773       43
Interest expense                              837       537       56
                                        --------------------
  Net interest revenue (1)                    266       236       13
Provision for loan losses                       -         -
                                        --------------------
  Net interest revenue after provision
   for loan losses                            266       236       13

Gain on sales of available-for-sale
 investment securities, net                     3         1
Gain on the sale of the Private Asset
 Management business                            -        16
------------------------------------------------------------
  Total revenue                             1,515     1,388        9

Operating Expenses:
Salaries and employee benefits                639       566       13
Information systems and communications        121       117        3
Transaction processing services               121       111        9
Occupancy                                      91        96       (5)
Other                                         118       118        -
                                        --------------------
  Total operating expenses                  1,090     1,008        8
                                        --------------------
  Income from continuing operations
   before income tax expense                  425       380       12
Income tax expense from continuing
 operations                                   147       130
------------------------------------------------------------
  Income from continuing operations           278       250       11

(Loss) Income from discontinued
 operations before income tax expense           -      (165)
Income tax (benefit) expense from
 discontinued operations                        -       (58)
------------------------------------------------------------
  (Loss) Income from discontinued
   operations                                   -      (107)
                                        --------------------
  Net income                             $    278  $    143
                                        ====================

Earnings Per Share From Continuing
 Operations:
  Basic                                  $    .84  $    .76       11
  Diluted                                     .83       .75       11

Earnings Per Share From Discontinued
 Operations:
  Basic                                  $      -  $   (.33)
  Diluted                                       -      (.32)

Earnings Per Share:
  Basic                                  $    .84  $    .43
  Diluted                                     .83       .43

Average Shares Outstanding (in
 thousands):
  Basic                                   330,440   329,097
  Diluted                                 335,513   334,103


                                              Nine Months Ended
                                       -------------------------------
                                       September September
                                           30,       30,
(Dollars in millions, except per share
 information)                            2006      2005     % Change
----------------------------------------------------------------------

Fee Revenue:
Servicing fees                          $  2,025  $  1,837        10 %
Management fees                              690       538        28
Trading services                             659       512        29
Securities finance                           296       257        15
Processing fees and other                    211       231        (9)
                                       --------------------
  Total fee revenue                        3,881     3,375        15

Net Interest Revenue:
Interest revenue                           3,098     2,069        50
Interest expense                           2,304     1,404        64
                                       --------------------
  Net interest revenue (1)                   794       665        19
Provision for loan losses                      -         -
                                       --------------------
  Net interest revenue after provision
   for loan losses                           794       665        19

Gain on sales of available-for-sale
 investment securities, net                   14         1
Gain on the sale of the Private Asset
 Management business                           -        16
-----------------------------------------------------------
  Total revenue                            4,689     4,057        16

Operating Expenses:
Salaries and employee benefits             1,958     1,642        19
Information systems and communications       382       364         5
Transaction processing services              375       331        13
Occupancy                                    279       302        (8)
Other                                        368       363         1
                                       --------------------
  Total operating expenses                 3,362     3,002        12
                                       --------------------
  Income from continuing operations
   before income tax expense               1,327     1,055        26
Income tax expense from continuing
 operations                                  540       359
-----------------------------------------------------------
  Income from continuing operations          787       696        13

(Loss) Income from discontinued
 operations before income tax expense         16      (165)
Income tax (benefit) expense from
 discontinued operations                       6       (58)
-----------------------------------------------------------
  (Loss) Income from discontinued
   operations                                 10      (107)
                                       --------------------
  Net income                            $    797  $    589
                                       ====================

Earnings Per Share From Continuing
 Operations:
  Basic                                 $   2.38  $   2.11        13
  Diluted                                   2.35      2.08        13

Earnings Per Share From Discontinued
 Operations:
  Basic                                 $    .03  $   (.33)
  Diluted                                    .03      (.32)

Earnings Per Share:
  Basic                                 $   2.41  $   1.78
  Diluted                                   2.38      1.76

Average Shares Outstanding (in
 thousands):
  Basic                                  331,326   330,251
  Diluted                                335,566   333,999


Consolidated Statement of Income prepared in accordance with accounting principles generally accepted in the United States.

(1) Net interest revenue on a fully taxable-equivalent basis was $275 million and $245 million for the three months ended September 30, 2006 and 2005, respectively, and $827 million and $696 million for the nine months ended September 30, 2006 and 2005, respectively.




                       STATE STREET CORPORATION
                        Press Release Addendum

                    SELECTED FINANCIAL INFORMATION
         Quarters ended September 30, 2006 and June 30, 2006


                                          Quarters Ended
                                      --------------------------------
                                       September 30, June 30,
(Dollars in millions, except per share    2006        2006   % Change
 information)
----------------------------------------------------------------------

Fee Revenue:
Servicing fees                        $        685  $    683       - %
Management fees                                238       232       3
Trading services                               171       258     (34)
Securities finance                              87       128     (32)
Processing fees and other                       65        74     (12)
                                      ------------- ---------
  Total fee revenue                          1,246     1,375      (9)

Net Interest Revenue:
Interest revenue                             1,103     1,034       7
Interest expense                               837       772       8
                                      ------------- ---------
  Net interest revenue (1)                     266       262       2
Provision for loan losses                        -         -
                                      ------------- ---------
  Net interest revenue after provision
   for loan losses                             266       262       2

Gain on sales of available-for-sale
 investment securities, net                      3        14
                                      ------------- ---------
  Total revenue                              1,515     1,651      (8)

Operating Expenses:
Salaries and employee benefits                 639       684      (7)
Information systems and communications         121       129      (6)
Transaction processing services                121       134     (10)
Occupancy                                       91        95      (4)
Other                                          118       134     (12)
                                      ------------- ---------
  Total operating expenses                   1,090     1,176      (7)
                                      ------------- ---------
  Income before income tax expense             425       475     (11)
Income tax expense                             147       248
                                      ------------- ---------
  Net income                          $        278  $    227      22
                                      ============= =========

Earnings Per Share:
  Basic                               $        .84  $    .69      22
  Diluted                                      .83       .68      22

Average Shares Outstanding (in
 thousands):
  Basic                                    330,440   330,804
  Diluted                                  335,513   335,879

Consolidated Statement of Income prepared in accordance with accounting principles generally accepted in the United States.

(1) Net interest revenue on a fully taxable-equivalent basis was $275 million for the three months ended September 30, 2006 and June 30, 2006.




                       STATE STREET CORPORATION
                        Press Release Addendum

                 CONSOLIDATED STATEMENT OF CONDITION

----------------------------------------------------------------------
                              September 30, December 31, September 30,
(Dollars in millions, except
 share information)               2006         2005          2005
----------------------------------------------------------------------

Assets
Cash and due from banks        $     3,482   $    2,684    $    2,634
Interest-bearing deposits with
 banks                               8,767       11,275        14,438
Securities purchased under
 resale agreements                  13,910        8,679        12,474
Trading account assets                 921          764            56
Investment securities
 available for sale                 61,304       54,979        52,637
Investment securities held to
 maturity                            4,645        4,891         5,040
Loans and leases (net of
 allowance of $18)                   9,206        6,464         8,170
Premises and equipment               1,551        1,453         1,455
Accrued income receivable            1,544        1,364         1,215
Goodwill                             1,370        1,337         1,346
Other intangible assets                458          459           451
Other assets                         5,152        3,619         4,087
                              ------------- ------------ -------------
Total assets                   $   112,310   $   97,968    $  104,003
                              ============= ============ =============

Liabilities
Deposits:
Noninterest-bearing            $     8,042   $    9,402    $    9,787
Interest-bearing -- U.S.             2,185        2,379         2,230
Interest-bearing -- Non-U.S.        53,225       47,865        51,437
                              ------------- ------------ -------------
Total deposits                      63,452       59,646        63,454

Securities sold under
 repurchase agreements              21,532       20,895        21,851
Federal funds purchased              8,040        1,204         1,668
Other short-term borrowings          2,658        1,219         1,618
Accrued taxes and other
 expenses                            2,940        2,632         2,575
Other liabilities                    4,053        3,346         4,294
Long-term debt                       2,620        2,659         2,439
                              ------------- ------------ -------------
Total liabilities                  105,295       91,601        97,899

Shareholders' Equity
Preferred stock, no par:
 authorized 3,500,000; issued
 none
Common stock, $1 par:
 authorized 500,000,000
 shares; issued 337,126,000,
 337,126,000 and 337,126,000
 shares                                337          337           337
Surplus                                368          266           328
Retained earnings                    6,791        6,189         6,003
Accumulated other
 comprehensive loss                   (113)        (231)         (144)
Treasury stock (at cost
 6,001,000, 3,501,000 and
 9,080,000 shares)                    (368)        (194)         (420)
------------------------------------------- ------------ -------------
Total shareholders' equity           7,015        6,367         6,104
                              ------------- ------------ -------------
Total liabilities and
 shareholders' equity          $   112,310   $   97,968    $  104,003
                              ============= ============ =============

    CONTACT: State Street Corporation
             Edward J. Resch, 617-664-1110
             or
             Investors:
             Kelley MacDonald, 617-664-3477
             or
             Media:
             Hannah Grove, 617-664-3377